EXHIBIT 99

   FOR IMMEDIATE RELEASE                          Contact:  Charles R. Ofner
                                                              (713) 496-5000


             C. Kirk Rhein, Jr. Confirmed Among Victims in TWA Crash


   July  18, 1996,  Houston, Texas........Reading  & Bates  Corporation (RB-
   NYSE) announced today that C. Kirk Rhein, Jr., a member of the Company's board of directors and former Vice Chairman of the Company, has been confirmed as being a passenger aboard TWA Flight 800 that crashed following take-off from New York's JFK International Airport en route to Paris yesterday evening. All passengers are missing and presumed dead at this time.

   Mr. Rhein had served as a director of the Company since 1991 and had served as Vice Chairman from 1991 until his resignation from that position in May 1996. He will be missed by all of his fellow board members, the officers and employees of the Company.

   Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                                      # # #